      POWER OF ATTORNEY

KNOW ALL PERSONS that Royal Bank of Canada ("RBC"), a. Canadian chartered bank under and governed by the provisions of the Bank.Act, being S.C. 1991, c.46, as amended, by these presents makes, constitutes and appoints each ofTerry Fallon,
Lori Messer, Avinash Sawant and Keven Sweeney, acting individually, its true andlawful attorney-in-fact, for and on RBC's behalf andjn its name, place and stead to do all or any of the acts and deeds necessary to be done and tQ execute, without the corpor?Je seal of RBC being required, whether RBC is acting for itself or on behalf of its affiliates, any ?qcl*all filings required to be made by RBC under Section 16 of the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact full power and authority to do and perform every act necessary, requisite or proper to be done as RBC itself could do and hereby ratifies and confirms each and every act that said attorney-in-fact shall layVfuHydoes or c?uses to be done by virtue hereof.

This Power of Attorney will not expire but is subject to revocation at any time by written notice (which may include but is not limited to e-mail_
communication) given to any attorney-infact and shall otherwise terminate immediately upon such attorney-in-fact ceasing to be employed by RBC or one of its affiliates.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF these presents subscribed by Dorje Glassman and John
Thurlow, Vice-President and Officer, respectively, of RBC, this 6th day of July,
2026.

ROYAL BANK OF CANADA

By: /s/ Dorje Glassman
Name: Dorje Glassman
Title: Vice-President

By: /s/ John Thurlow
Name: John Thurlow
Title: Officer